Citigroup Global Markets Holdings Inc.	March 31, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022—USNCH11336 Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-255302 and 333-255302-03

89,987 PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due July 6, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the shares of the Financial Select Sector SPDR® Fund (the “underlying shares”) from the initial share price to the final share price.
▪	The securities offer leveraged exposure to a limited range of potential appreciation of the underlying shares as described below. In exchange for that feature, investors in the securities must be willing to forgo (i) any appreciation of the underlying shares in excess of the maximum return at maturity specified below and (ii) any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept full downside exposure to any depreciation of the underlying shares. If the final share price is less than the initial share price, you will lose 1% of the stated principal amount of your securities for every 1% of that decline. There is no minimum payment at maturity.
▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:		Shares of the Financial Select Sector SPDR® Fund (NYSE symbol: “XLF”) (the “underlying share issuer”)
Aggregate stated principal amount:		$899,870
Stated principal amount:		$10.00 per security
Pricing date:		March 31, 2022
Issue date:		April 5, 2022
Valuation date:		June 30, 2023, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		July 6, 2023
Payment at maturity:

For each $10.00 stated principal amount security you hold at maturity:

▪   If the final share price is greater than the initial share price:
$10.00 + the leveraged return amount, subject to the maximum return at maturity

▪   If the final share price is less than or equal to the initial share price:
$10.00 + ($10.00 × the share return)

If the final share price is less than the initial share price, your payment at maturity will be less, and possibly significantly less, than the $10.00 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:		38.32, the closing price of the underlying shares on the pricing date
Final share price:		The closing price of the underlying shares on the valuation date
Share return:		(i) The final share price minus the initial share price, divided by (ii) the initial share price
Leveraged return amount:		$10.00 × the share return × the leverage factor
Leverage factor:		300.00%
Maximum return at maturity:		$2.00 per security (20.00% of the stated principal amount). The payment at maturity per security will not exceed $10.00 plus the maximum return at maturity.
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17330L603 / US17330L6039
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.175(2)	$9.775
$0.05(3)
Total:	$899,870.00	$20,247.08	$879,622.92

(1) On the date of this pricing supplement, the estimated value of the securities is $9.68 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.225 for each $10.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.175 for each $10.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-09 dated May 11, 2021    Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”, “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price is a “Relevant Value” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price is subject to adjustment upon the occurrence of any of the events described in that section.

March 2022	PS-2

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns, subject to the maximum return at maturity, for a limited range of potential appreciation of the underlying shares;

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario; and

▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum return at maturity, while using fewer dollars by taking advantage of the leverage factor.

If the final share price is less than the initial share price, the securities are exposed on a 1-to-1 basis to the percentage of that decline. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 15 months
Leverage factor:	300.00%, subject to the maximum return at maturity. The leverage factor applies only if the final share price is greater than the initial share price.
Maximum return at maturity:	$2.00 per security (20.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 300.00% of the appreciation of the underlying shares, provided that investors will not receive a payment at maturity in excess of the maximum payment at maturity, which is $12.00 per security. At maturity, if the underlying shares have appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying shares, subject to the maximum return at maturity. However, if the underlying shares have depreciated in value, investors will lose 1% for every 1% decline in the price of the underlying shares from the initial share price. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Leveraged Upside Performance:	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a limited range of positive performance.
Upside Scenario:	If the final share price is greater than the initial share price, the payment at maturity for each security will be equal to the $10.00 stated principal amount plus the leveraged return amount, subject to the maximum return at maturity of $2.00 per security (20.00% of the stated principal amount). For example, if the final share price is 3% greater than the initial share price, the securities will provide a total return of 9% at maturity.
Downside Scenario:	If the final share price is less than the initial share price, you will lose 1% for every 1% decline in the value of the underlying shares from the initial share price and the payment at maturity will be less than the stated principal amount. For example, if the final share price is 30% less than the initial share price, you will receive a payment at maturity of $7.00 per security, or 70% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

March 2022	PS-3

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical share returns.

PLUS Payment at Maturity Diagram

■ The Securities	■ The Underlying shares

The examples below are based on the hypothetical initial index level of 100.000 and do not reflect the actual initial index level. For the actual initial index level, see the cover page of this pricing supplement. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index level and not the hypothetical value indicated below. For ease of analysis, figures below may have been rounded.

Example 1—Upside Scenario A. The hypothetical final share price is $103.00 (an approximately 3.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $10 + the leveraged return amount, subject to the maximum return at maturity of $2.00 per security

= $10 + ($10 × the share return × the leverage factor), subject to the maximum return at maturity of $2.00 per security

= $10 + ($10 × 3.00% × 300.00%), subject to the maximum return at maturity of $2.00 per security

= $10 + $0.90, subject to the maximum return at maturity of $2.00 per security

= $10.90

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price and the leveraged return amount of $0.90 per security results in a total return at maturity of 9.00%, which is less than the maximum return at maturity of 20.00%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security plus the leveraged return amount, or $10.90 per security.

March 2022	PS-4

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 2—Upside Scenario B. The hypothetical final share price is $150.00 (an approximately 50.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $10 + the leveraged return amount, subject to the maximum return at maturity of $2.00 per security

= $10 + ($10 × the share return × the leverage factor), subject to the maximum return at maturity of $2.00 per security

= $10 + ($10 × 50.00% × 300.00%), subject to the maximum return at maturity of $2.00 per security

= $10 + $15.00, subject to the maximum return at maturity of $2.00 per security

= $12.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price and the leveraged return amount of $15.00 per security would result in a total return at maturity of 150.00%, which is greater than the maximum return at maturity of 20.00%, your payment at maturity in this scenario would equal the maximum payment at maturity of $12.00 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying shares without a maximum return.

Example 3—Downside Scenario. The hypothetical final share price is $30.00 (an approximately 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price.

Payment at maturity per security = $10 + ($10 × the share return)

= $10 + ($10 × -70.00%)

= $10 + -$7.00

= $3.00

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares.

March 2022	PS-5

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the initial share price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 20.00%, which is equivalent to a maximum return at maturity of $2.00 per security and results in a maximum payment at maturity of $12.00 per security. Taking into account the leverage factor, any increase in the final share price over the initial share price by more than approximately 6.67% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to

March 2022	PS-6

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing price of the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

March 2022	PS-7

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The index tracked by the Financial Select Sector SPDR® Fund underwent a significant change on September 16, 2016 and, as a result, the index tracked by the Financial Select Sector SPDR® Fund will differ in important ways from the index tracked by the Financial Select Sector SPDR® Fund in the past. The Financial Select Sector SPDR® Fund seeks to track the Financial Select Sector Index. S&P Dow Jones Indices LLC announced that, on September 16, 2016 (the “rebalance date”), the Financial Select Sector Index would be reconstituted by eliminating the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”). In connection with this change, the Financial Select Sector SPDR® Fund contributed all of its real estate stocks to the Real Estate Select Sector SPDR Fund (“XLRE”) in exchange for shares of XLRE and, on September 19, 2016, the Financial Select Sector SPDR® Fund made an in-kind distribution of the XLRE shares to its shareholders. As a result of this distribution, the Financial Select Sector SPDR® Fund no longer holds real estate stocks and tracks the performance of only those financial services company stocks (which exclude real estate stocks) that remain in the Financial Select Sector Index.

As of September 16, 2016, according to information published by the Financial Select Sector SPDR® Fund, the XLRE shares held by the Financial Select Sector SPDR® Fund represented approximately 18.8% of its total assets.  Accordingly, prior to the rebalance date, real estate stocks accounted for a significant percentage of the Financial Select Sector SPDR® Fund’s holdings and, therefore, after the rebalance date, the Financial Select Sector SPDR® Fund tracks a portfolio of stocks that differs meaningfully from the portfolio that it tracked prior to the rebalance date.  When evaluating the historical performance of the Financial Select Sector SPDR® Fund contained in this pricing supplement, you should bear in mind that the index tracked by the Financial Select Sector SPDR® Fund included a different composition of stocks during the historical period shown than it will include going forward.  The historical performance of the Financial Select Sector SPDR® Fund might have been meaningfully different had the index tracked by the Financial Select Sector SPDR® Fund included during the historical period the same composition of stocks as it includes after the rebalance date.

The changes to the Financial Select Sector SPDR® Fund described above represent a significant change in the nature of the Financial Select Sector SPDR® Fund.  We cannot predict what effect these changes may have on the performance of the Financial Select Sector SPDR® Fund.  It is possible that these changes could adversely affect the performance of the Financial Select Sector SPDR® Fund and, in turn, your return on the securities.

▪	The Financial Select Sector SPDR® Fund is subject to risks associated with the financial services sector. All or substantially all of the securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the financial services sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance. Because the value of the securities is linked to the performance of the Financial Select Sector SPDR® Fund, an investment in the securities will be subject to concentrated risks relating to the financial services sector. Financial services companies are subject to extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate. Because the securities are subject to the concentrated risks affecting financial services companies, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector than a more diversified investment.

▪	The Financial Select Sector SPDR® Fund may be disproportionately affected by the performance of a small number of stocks. Approximately 41% of the Financial Select Sector SPDR® Fund is invested in just five stocks – Berkshire Hathaway Inc. Class B, JPMorgan Chase & Co., Bank of America Corporation, Wells Fargo & Company and Citigroup Inc. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the Financial Select Sector SPDR® Fund even if none of the other securities held by the Financial Select Sector SPDR® Fund are affected by such events. Because of the weighting of the holdings of the Financial Select Sector SPDR® Fund, the amount you receive at maturity could be less than the cash settlement amount you would have received if you had invested in a product linked to an exchange-traded fund that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such exchange-traded fund.

March 2022	PS-8

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	Citigroup Inc. is an issuer of equity securities held by the Financial Select Sector SPDR® Fund. Citigroup Inc. is currently an issuer of equity securities held by the Financial Select Sector SPDR® Fund, but, to our knowledge, neither we nor Citigroup are currently affiliated with any other company the equity securities of which are held by the Financial Select Sector SPDR® Fund. Neither we nor Citigroup Inc. have any ability to control the actions of the other issuers of such equity securities. None of the proceeds of this offering will go to the Financial Select Sector SPDR® Fund or the other issuers of equity securities held by the Financial Select Sector SPDR® Fund, and none of those issuers are involved in the offering of the securities in any way. Neither those issuers nor Citigroup Inc. have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares or such securities and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying shares in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying share issuer is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes made by the sponsor or the trustee of the SPDR® Gold Trust may adversely affect the underlying shares. The sponsor or the trustee of the SPDR® Gold Trust may at any time make methodological changes or other changes in the manner in which it operates that could affect the price of the underlying shares. We are not affiliated with such sponsor or trustee and, accordingly, we have no control over any changes such sponsor or trustee may make. Such changes could adversely affect the performance of the underlying shares and the value of and your return on the securities.

▪       The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not

March 2022	PS-9

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

March 2022	PS-10

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the Financial Select Sector Index. The Financial Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and whose primary line of business is directly associated with the financial sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance.

The Financial Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR® Fund. Information provided to or filed with the SEC by The Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The shares of the Financial Select Sector SPDR® Fund trade on the NYSE Arca under the ticker symbol “XLF.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—The Select Sector SPDR® Funds” in the accompanying underlying supplement for important disclosures regarding the Financial Select Sector SPDR® Fund, including certain risks that are associated with an investment linked to the Financial Select Sector SPDR® Fund.

This pricing supplement relates only to the securities offered hereby and does not relate to the Financial Select Sector SPDR® Fund or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the Financial Select Sector SPDR® Fund and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the Financial Select Sector SPDR® Fund.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the Financial Select Sector SPDR® Fund.

March 2022	PS-11

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Information

The graph below shows the closing prices of the Financial Select Sector SPDR® Fund for each day such price was available from January 3, 2012 to March 31, 2022. The table that follows shows the high and low closing prices of, and dividends paid on, the Financial Select Sector SPDR® Fund for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the Financial Select Sector SPDR® Fund as an indication of future performance.

When evaluating the historical performance of the shares of the Financial Select Sector SPDR® Fund contained below, you should bear in mind that the index tracked by the Financial Select Sector SPDR® Fund included a different composition of stocks prior to September 16, 2016 than it includes after that date, as described under “Summary Risk Factors—The index tracked by the Financial Select Sector SPDR® Fund underwent a significant change on September 16, 2016 and, as a result, the index tracked by the Financial Select Sector SPDR® Fund will differ in important ways from the index tracked by the Financial Select Sector SPDR® Fund in the past.” The historical performance of the shares of the Financial Select Sector SPDR® Fund might have been meaningfully different had the index included, during the period prior to September 16, 2016, the same composition of stocks as it includes after that date.

Financial Select Sector SPDR® Fund – Historical Closing Prices January 3, 2012 to March 31, 2022

Financial Select Sector SPDR® Fund	High	Low	Dividends
2012
First Quarter	$12.97	$10.80	$0.04978
Second Quarter	$12.91	$10.86	$0.06782
Third Quarter	$13.22	$11.55	$0.00000
Fourth Quarter	$13.55	$12.31	$0.06611
2013
First Quarter	$15.00	$13.68	$0.16613
Second Quarter	$16.38	$14.48	$0.00000
Third Quarter	$16.95	$15.76	$0.15770
Fourth Quarter	$17.75	$15.89	$0.10115
2014
First Quarter	$18.25	$16.67	$0.08285
Second Quarter	$18.60	$17.28	$0.08961
Third Quarter	$19.33	$17.99	$0.09836

March 2022	PS-12

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Fourth Quarter	$20.33	$17.90	$0.12611
2015
First Quarter	$20.08	$18.68	$0.09072
Second Quarter	$20.52	$19.56	$0.11014
Third Quarter	$20.77	$18.09	$0.11347
Fourth Quarter	$20.16	$18.40	$0.14984
2016
First Quarter	$19.05	$15.99	$0.12300
Second Quarter	$19.36	$17.4178	$0.12110
Third Quarter	$19.95	$18.1729	$0.11439
Fourth Quarter	$23.75	$19.21	$0.10675
2017
First Quarter	$25.24	$22.95	$0.08790
Second Quarter	$24.69	$22.90	$0.09306
Third Quarter	$25.86	$23.88	$0.10322
Fourth Quarter	$28.22	$26.05	$0.12828
2018
First Quarter	$30.17	$26.82	$0.10456
Second Quarter	$28.34	$26.36	$0.11897
Third Quarter	$28.98	$26.48	$0.12750
Fourth Quarter	$28.19	$22.31	$0.14495
2019
First Quarter	$26.90	$23.48	$0.13466
Second Quarter	$28.07	$26.01	$0.13946
Third Quarter	$28.69	$25.98	$0.14427
Fourth Quarter	$30.94	$26.78	$0.15629
2020
First Quarter	$31.17	$17.66	$0.15930
Second Quarter	$26.74	$19.55	$0.15160
Third Quarter	$25.49	$22.68	$0.13528
Fourth Quarter	$29.48	$23.61	$0.15201
2021
First Quarter	$34.77	$28.95	$0.15123
Second Quarter	$38.47	$34.47	$0.13930
Third Quarter	$39.00	$35.11	$0.16203
Fourth Quarter	$40.62	$37.54	$0.18441
2022
First Quarter	$41.42	$35.66	$0.15193

The closing price of the underlying shares on March 31, 2022 was $38.32.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

March 2022	PS-13

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

March 2022	PS-14

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.225 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.175 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

March 2022	PS-15

Citigroup Global Markets Holdings Inc.
89,987 PLUS Based on Shares of the Financial Select SPDR® Fund Due July 6, 2023 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2022 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2022	PS-16